THIS AGREEMENT ("Agreement") is made on this 5th day of July, 2001

BETWEEN: INTERNET VIP, Inc. a company duly constituted under the laws of the State of Delaware, and, having its head office at 1155 University St., Montreal, Quebec, Canada, (hereinafter referred to as "IVIP")

AND: MAYER AMSEL, residing at 1941 New York Ave., Brooklyn, NY, (hereinafter referred to as the "Consultant")

WHEREAS, IVIP is desirous to market, sell and distribute pre-paid telephone cards in various regions of the United States (the "Objective"); and

WHEREAS, the Consultant is capable and willing to undertake to investigate and take all necessary steps to establish, staff, equip and operate such an undertaking,

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1:   DEFINITIONS

In this Agreement, unless the context otherwise requires:

1.1 Agreement - means this agreement dated as of the date hereof, as well as any rider, amendment, modification or intervention which might be made or added thereto in writing, with mutual consent of the parties; the Agreement is also sometimes designated by the expressions "hereof", "herein" and "hereunder";
1.2 Facilities - means the floor space, lighting, air conditioning, electric power, telecommunications, and office equipment required for the accommodation and operation of commercial establishment(s) to accomplish the Objectives.
1.3 Personnel - means any persons engaged by the Consultant acting as agent for IVIP.
1.4 Services - means the services and operations described in this Agreement to be provided by the Consultant.
1.5 Office Sites - means the premises at which the Facilities are to be provided.

ARTICLE 2:   RESPONSIBILITIES OF IVIP

2.1 IVIP shall provide within NINETY (90) days of the signing of this agreement

         (a) A business plan outlining strategies required to be implemented to pursue the aforementioned Objectives.
         (b) A definition of all Personnel to be engaged.

2.2 Pay directly all purchases or contracts for goods and services entered into by the Consultant on behalf of IVIP with the prior written approval of IVIP.

ARTICLE 3:   RESPONSIBILITIES OF the Consultant

3.1          To investigate and recommended office sites to IVIP.

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3.2          Negotiate  and sign,  all documents as  necessary,  on behalf of
             IVIP for the leasing of selected office site as chosen by the Consultant.

3.3          Engage all necessary Personnel as per the directives of IVIP.

3.4 Obtain all necessary governmental and other approvals, certificates, and authorizations necessary to allow the operation of the contemplated enterprise.

3.5          Purchase on behalf of IVIP all office equipment as needed.

3.6          Supervise newly engaged Personnel.

3.7 Undertake to search for, and negotiate with potential distributors or partners for the sale and distribution of Pre-paid cards.

3.8 Assist and advise on sale and marketing strategies, and supervise the implementation of such strategies.

ARTICLE 4:   TERM OF AGREEMENT, TERMINATION, GEOGRAPHIC SCOPE

4.1 The Initial Term of this Agreement shall be for one (1) year from the Effective Date of this Agreement.

4.2 In the event that either party materially or repeatedly defaults in the performance of any of its duties or obligations under this Agreement and, within thirty (30) days after written notice is given to the defaulting party specifying the default, (i) such default is not substantially cured, or (ii) the defaulting party does not obtain the approval of the other party to a plan to remedy the default, then the party not in default may terminate this Agreement by giving written notice to the defaulting party.

4.3 If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes a general assignment for the benefit of all or substantially all of it creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party, within the conditions of applicable law, may immediately terminate this Agreement by giving written notice.

4.4 The Consultant shall confine his business activities to the Northeast region of the United States (i.e the New England States, New York, New Jersey, and Pennsylvania).

ARTICLE 5:   CONFIDENTIALITY

5.1 During the term of this Agreement, and for a period of three (3) years after the expiration of the term of this Agreement, proprietary or confidential information ("Information") of any kind pertaining to both parties' businesses, and all written material marked by ether party as "Confidential" or "Proprietary" shall be treated by the other party as secret and confidential and accorded the same protection as the parties give to their own Information of a similar nature. Verbally disclosed Information which is to be treated as confidential or proprietary by a party shall be confirmed as such in writing by the party within thirty (30) days of such disclosure.

5.3 Notwithstanding the foregoing, confidential Information does not include information which:

               o has been published or is otherwise readily available to the public other than by breach of this Agreement;
               o has been rightfully received by the receiving party from a third party without breach of any confidentiality obligations;
               o has been independently developed by the receiving party's personnel without access to, or use of, the other party's Confidential Information;
               o was known to the receiving party prior to its first receipt from the other party and which the receiving party has documented prior to the date hereof; or
               o is required to be disclosed by law whether under an order of a court or government, tribunal or other legal process. In such cases, the receiving party must immediately notify the other party of the disclosure requirement, in order to allow the other party a reasonable opportunity to obtain a court order to protect its rights, or otherwise to protect the confidential nature of the Confidential Information.

ARTICLE 6:     FEES and CHARGES

6.1 The parties agree that the activities undertaken and services provided by IVIP shall be valued at Two hundred and twenty five thousand dollars ($225,000), and is to be paid by the issuance of nine hundred thousand (900,000) common shares of INTERNET VIP to the Consultant.

6.2 All pre-approved charges related to the purchase of office equipment, establishment of the office site and facilities, and other costs related to site preparation shall be billed directly to IVIP by the provider of such equipment or services.

6.3 All charges in this agreement are stated in legal currency of the United States of America.

ARTICLE 7:   TAXES

             IVIP shall assume responsibility for, and hold the Consultant harmless from all taxes, duties, or similar liabilities arising under this Agreement, under any present or future tax laws, except for the personal income tax of the Consultant.

ARTICLE 8:   LIABILITY, INDEMNITY, WARRANTIES, AND INSURANCE

8.1 IVIP shall indemnify the Consultant and hold it harmless against and in respect to any and all claims, damages, losses, costs, expenses, obligations, liabilities, actions, suits, including without limitation, interest and penalties, reasonable attorneys' fees and costs and all amounts paid in settlement of any claim, action or suit that may be asserted against IVIP or the Consultant or that IVIP or the Consultant shall incur or suffer, that arise out of, result from or relate to: (a) the nonfulfillment of any agreement, covenant or obligation of IVIP in connection with this Agreement; (b) any breach of any representation or warranty made by IVIP hereunder; (c) any claim of any nature whatsoever brought by any third person or entity who may suffer damages of any sort as a direct or indirect result of IVIP's activities pursuant to the Agreement relating to or in connection with, or any claims of infringement that arise out of, result from or relate to any use or misuse of the facilities and equipment in connection with the provision of the Services.

8.2 The Consultant warrants that it will perform its obligations under this Agreement in a professional and workmanlike manner. In the event the Consultant is liable to IVIP on account of the Consultant's performance or nonperformance of its obligations under this Agreement, whether arising by negligence or otherwise, (i) the amount of damages recoverable against the Consultant for all events, act or omissions will not exceed in the aggregate the Charges paid by IVIP for the last twelve (12) months and (ii) in no event will the Consultant be responsible for any indirect, consequential, incidental or punitive damages of any party, including third parties, or for lost profits. In connection with the conduct of any litigation with third parties relating to any liability of the Consultant to IVIP or to such third parties, the Consultant will have all rights to accept or reject settlement offers and to participate in such litigation. IVIP and the Consultant expressly acknowledge that the limitations contained in this Section have been the subject of active and complete negotiation between the parties and represent the parties' agreement.

8.3 Subject to Articles 8.1 and 8.2 hereof, both Parties shall be responsible for damage to, or loss of their own property, both real and personal, and that each shall be responsible for insuring his own property, with an insurance policy providing extended coverage, including but not limited to perils of fire together with insurance against flood, theft, vandalism, malicious mischief, sprinkler leakage and damage, and boiler and pressure vessel insurance. The Consultant will also subscribe to and maintain additional insurance covering damages for up to $5,000,000 to third party equipment and personnel caused by the use of the office and related equipment and any other insurance coverage which would seem appropriate in the context of this Agreement. The Consultant shall furnish IVIP, upon request to such effect, with certificates of insurance evidencing such coverage.

ARTICLE 9:   EXCUSABLE DELAY

9.1 If either party is unable to perform any of its obligations hereunder due to Force Majeure, the failure to perform by such party shall not constitute a basis for termination or default under this Agreement provided that notice thereof is given to the other party within seven (7) days after the party becomes aware of such event. IVIP shall not be required to make any payment to the Consultant pursuant to Article 7 during the period of the Consultant's inability, as a result of an event of Force Majeure, to provide the Services and Facilities.

9.2 For the purposes of this Agreement, Force Majeure shall be understood to be any cause beyond the reasonable control of the non-performing party and without its fault or negligence and includes, without limiting the generality of the foregoing, acts of God or of a public enemy, acts of any Government or any State or Territory, or any agency thereof, in its sovereign capacity, fires, floods, epidemic, quarantine restrictions, unusually severe weather conditions, extraordinary vehicle traffic conditions, or mechanical malfunctions

ARTICLE 10:  NOTICES

             Any notice or communication under this Agreement shall be in writing and shall be hand delivered, given by fax or sent by registered mail return receipt requested, postage prepaid, to the other party's designated representative, receiving such communication at the address specified herein, or such other address or person as either party may in the future specify to the other party. Such notice shall be deemed to be received upon delivery or, by fax, on the next business day following transmission provided electronic evidence of transmission is produced at point of origin or, if mailed, on the fourth business day following the date of mailing.

                      If to The Consultant:

                      Mayer Amsel
                      1941 New York Ave.
                      Brooklyn, NY 11218

                      If to IVIP:

                      Internet VIP, Inc.
                      1155 University Ave.
                      Montreal, Quebec, Canada H3B 3A7
                      Attention: General Counsel

ARTICLE 11:  MISCELLANEOUS

11.1 Neither party may assign or transfer all or any part of its rights under this Agreement, without the prior written consent of the other, except when assigning all of their rights and obligations to any legal entity controlling, controlled by, or under common control with it, but with thirty (30) days' prior notice to the other party.

11.2 The Consultant can assign this Agreement or any obligations hereunder to a third party. If any obligations of the Consultant are assigned to a subcontractor, the Consultant will remain responsible for such obligations under this Agreement.

11.3 This Agreement is not intended to create, nor shall it be construed to be, a joint venture, association, partnership, franchise, or other form of business relationship. Neither party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of the other party, except as expressly provided herein.

11.4 If any provision of this Agreement is held invalid, illegal or unenforceable in any respect, such provision shall be treated as severable, leaving the remaining provisions unimpaired, provided that such does not materially prejudice either party in their respective rights and obligations contained in the valid terms, covenants, or conditions.

11.5         There are no intended third party beneficiaries to this Agreement.

11.6 The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any default under this Agreement shall not prevent a subsequent enforcement of such term, nor be deemed a waiver of any subsequent breach.

11.7 This Agreement may not be modified, supplemented, or amended or default hereunder waived except upon the execution and delivery of a written agreement signed by the authorized representative of each party.

11.8 Both parties represent and warrant that each has the full authority to perform its obligations under this Agreement and that the person executing this Agreement has the authority to bind it.

11.9 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the applicable federal laws of Canada therein, and the parties irrevocably submit to the jurisdiction of the courts of the Province of Quebec, city of Montreal.

11.10 The Parties have requested that this Agreement and all documents and communications pursuant to or in connection with this Agreement be drawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous documents ou communications en vertu de cette Convention ou s'y rapportant, soient rediges en langue anglaise.

11.11 This Agreement constitutes the final and full terms of understanding between the parties and supersedes all previous agreements, understandings, negotiations, and promises, whether written or oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year set forth below.

INTERNET VIP, INC.

/s/Ilya Gerol                           /s/Mayer Amsel
__________________________              ______________________________
Signature                                  Signature

Ilya Gerol, Chairman                    Mayer Amsel
__________________________              ______________________________
Printed Name & Title                       Printed Name

July 5, 2001                            July 5, 2001
__________________________              ______________________________
Date                                        Date